UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

To International Institutional Investors

that hold their shares through

a custodian or nominee

April  27, 2011

Annual General Meeting to be held on May 13, 2011

Dear Transocean Shareholder:

The Annual General Meeting (AGM) of Transocean Ltd. will be held on Friday, May 13, 2011 at the Lorzensaal Cham, Dorfplatz 3, CH-6330 Cham, Switzerland at 4:00 p.m. CET.  The Board of Directors of Transocean Ltd. greatly appreciates all shareholders that attend the AGM and submit their votes.

Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on both NYSE and SIX.   Share blocking or re-registration are not requirements for any Transocean shares registered in the share register as of the record date April 26, 2011 with the right to vote by proxy or to be represented at the AGM.  All shares may be traded after the record date.

Transocean Ltd. has retained D. F. King as our proxy solicitor to assist with the voting process.   If you receive any notice from your custodian  or proxy agent indicating that share blocking applies to this meeting, please contact our proxy solicitor D. F. King for clarification.

Proxy materials were previously sent to you on or about April 1 and you should have received your material through your custodian or nominee.   Our proxy statement and Annual Report are available online at http://www.deepwater.com/proxymaterials.cfm.  Additionally, a supplement to the proxy materials was sent to you on or about April 25, 2011.

Submission of your voting instructions to your custodians who are the registered holder should be communicated well in advance of the AGM in order for your votes to be counted.    Only proxies submitted by your custodian will be accepted for the meeting.  Your custodian should submit your voting instructions via proxy on your behalf.

Should you have any questions regarding the voting process or require additional information, please contact our proxy solicitor D. F. King at the telephone numbers indicated below:

D. King (U.K.) Office	D. F. King (NY) Office
Nicholas Laugier	Gordon Algernon
Tel: +44 207 920 9726	Tel: +1 212 493-6933
Fax: +44 207 588 7300	Fax: + 1 212 808-0692
nlaugier@dfking.com	galgernon@dfking.com

We thank you in advance for your assistance and cooperation.

Sincerely,

Gregory S. Panagos
Vice President
Investor Relations and Communication